Exhibit 99.1

ONE LIBERTY PROPERTIES ANNOUNCES DIVIDEND
AND COMPLETION OF THREE ACQUISITIONS

GREAT NECK, NY – June 11, 2014 – One Liberty Properties, Inc. (NYSE: OLP) today announced that its Board of Directors has declared a quarterly dividend on the Company’s common stock of $0.37 per share.  The dividend is payable July 2, 2014 to stockholders of record on June 25, 2014.

From April 1, 2014 through June 10, 2014, One Liberty purchased three properties for an aggregate purchase price of $16.1 million.  On May 7, 2014, One Liberty acquired for $4.83 million a 43,480 square foot retail building located in Highlands Ranch, Colorado and leased to Savers Thrift Superstore (approximately 26% of this space is subleased to Dollar Tree Stores).  On May 21, 2014, the Company acquired for $4.77 million a 49,406 square foot retail building located in Woodbury, Minnesota and leased to Hobby Lobby Stores.  On June 4, 2014, One Liberty acquired for $6.5 million the fee interest in a land parcel located in Sandy Springs, Georgia and leased to an operator of a 196 unit multi-family property.

One Liberty is a self-administered and self-managed real estate investment trust incorporated under the laws of Maryland in December 1982. The primary business of the One Liberty is to acquire, own and manage a geographically diversified portfolio of retail, industrial, flex, office, health and fitness and other properties under long term leases.  Most of One Liberty’s leases are “net leases”, under which the tenant is responsible for real estate taxes, insurance and ordinary maintenance and repairs.

Contact:

Investor Relations
516-466-3100